Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Between

PRIME MEDICAL SERVICES, INC.

and

HEALTHTRONICS SURGICAL SERVICES, INC.

Dated as of June 11, 2004

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Tax Treatment	2

ARTICLE II THE SURVIVING CORPORATION		2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
2.3	Directors and Officers	2

ARTICLE III CONVERSION OF SHARES		2
3.1	Conversion of Capital Stock	2
3.2	Surrender and Payment	3
3.3	Stock Plans; Convertible Securities	5
3.4	Closing	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STONE		6
4.1	Organization and Qualification	6
4.2	Capitalization	7
4.3	Authority	8
4.4	Consents and Approvals; No Violation	8
4.5	Stone SEC Reports	9
4.6	Financial Statements	10
4.7	Absence of Undisclosed Liabilities	10
4.8	Absence of Certain Changes	10
4.9	Taxes	11
4.10	Litigation	12
4.11	Employee Benefit Plans; ERISA	13
4.12	Environmental Liability	15
4.13	Compliance with Applicable Laws	17
4.14	Insurance	17
4.15	Labor Matters; Employees	17
4.16	Permits	18
4.17	Material Contracts	18
4.18	Required Stockholder Vote or Consent	19
4.19	Proxy/Prospectus; Registration Statement	19
4.20	Intellectual Property	19
4.21	Hedging	20
4.22	Brokers	20
4.23	Fairness Opinion	20
4.24	Takeover Laws	20
4.25	Healthcare Laws	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF WAVE		22
5.1	Organization and Qualification	22
5.2	Capitalization	23
5.3	Authority	23

i

5.4	Consents and Approvals; No Violation	24
5.5	Wave SEC Reports	25
5.6	Wave Financial Statements	25
5.7	Absence of Undisclosed Liabilities	26
5.8	Absence of Certain Changes	26
5.9	Taxes	26
5.10	Litigation	27
5.11	Employee Benefit Plans; ERISA	28
5.12	Environmental Liability	31
5.13	Compliance with Applicable Laws	32
5.14	Insurance	32
5.15	Labor Matters; Employees	32
5.16	Permits	33
5.17	Material Contracts	33
5.18	Required Stockholder Vote or Consent	34
5.19	Proxy/Prospectus; Registration Statement	34
5.20	Intellectual Property	34
5.21	Hedging	35
5.22	Brokers	35
5.23	Fairness Opinion	35
5.24	Takeover Laws	35
5.25	Healthcare Laws	35

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		36
6.1	Conduct of Business by Stone Pending the Merger	36
6.2	Conduct of Business by Wave Pending the Merger	39

ARTICLE VII ADDITIONAL AGREEMENTS		41
7.1	Access and Information	41
7.2	Acquisition Proposals	42
7.3	Directors’ and Officers’ Indemnification and Insurance	44
7.4	Further Assurances	45
7.5	Expenses	45
7.6	Cooperation	45
7.7	Publicity	45
7.8	Additional Actions	46
7.9	Filings	46
7.10	Consents	46
7.11	Stockholders’ Meetings	46
7.12	Preparation of the Proxy/Prospectus and Registration Statement	47
7.13	Stock Exchange Listing	48
7.14	Notice of Certain Events	48
7.15	Affiliate Agreements; Tax Treatment	48
7.16	Stockholder Litigation	49
7.17	Indenture and Credit Facility Matters	49
7.18	Employment Agreements and Severance Agreements	49
7.19	Surviving Corporation Board of Directors; Officers	49

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		50
8.1	Conditions to the Obligation of Each Party	50
8.2	Conditions to the Obligations of Wave	51
8.3	Conditions to the Obligations of Stone	51

ARTICLE IX SURVIVAL		52
9.1	Survival of Representations and Warranties	52
9.2	Survival of Covenants and Agreements	52

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		52
10.1	Termination	52
10.2	Effect of Termination	55

ARTICLE XI MISCELLANEOUS		55
11.1	Notices	55
11.2	Entire Agreement	56
11.3	Assignment; Binding Effect; Third Party Beneficiaries	56
11.4	Severability	56
11.5	Interpretation	56
11.6	Counterparts; Effectiveness	57
11.7	Governing Law	57
11.8	Attorneys’ Fees	57
11.9	Disclosure Schedules	57
11.10	Amendments and Supplements	57
11.11	Construction	57
11.12	Extensions, Waivers, Etc	58

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Ancillary Agreements	4.3
Audit	4.9(h)
Business Employee	7.18(c)
Certificates of Merger	1.2
Closing	3.4
Closing Date	3.4
Code	Preamble
Confidentiality Agreement	7.1
Customary Post-Closing Consents	4.4(b)
D&O Insurance	7.3(c)
Delaware Certificate of Merger	1.2
Designees	7.19
DGCL	1.1
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(a)
Exchange Act	4.4(b)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Instructions	3.2(b)
Exchange Ratio	3.1(b)
GAAP	4.6
GBCC	1.1
Georgia Articles of Merger	1.2
Governmental Authority	3.2(c)
Hazardous Substances	4.12(b)
Healthcare Law	4.25(a)
HIPAA	4.25(f)
HSR Act	4.4(b)
Indemnified Liabilities	7.3(a)
Indemnified Party	7.3(a)
Intellectual Property	4.20
Liens	4.2(b)
Merger	Preamble
Merger Consideration	3.1(b)
PBGC	4.11(b)
PCBs	4.12(e)
Permits	4.16
Person	3.2(c)
Post-Closing Amendment	7.10(b)
proceeding	7.3(a)
Proxy/Prospectus	4.19
Registration Statement	4.19
Representatives	4.25(a)
Sarbanes-Oxley Act	4.5
Securities Act	4.4(b)
SEC	4.5(a)
SSA	4.25(a)
Stock Certificate	3.1(b)
Stock Consideration	3.1(b)
Stone	Preamble
Stone Acquisition Proposal	7.2
Stone Benefit Plans	4.11(a)
Stone Breach	10.1(d)
Stone Contract Employees	4.11(i)
Stone Designees	7.19
Stone Disclosure Schedule	4.1(a)
Stone Employee	4.11(a)
Stone Employee Agreement	4.11(a)
Stone Engagement Letters	4.22
Stone ERISA Affiliate	4.11(a)
Stone Legacy Employee	4.11(a)
Stone Material Adverse Effect	4.1(c)
Stone Material Contracts	4.17(a)
Stone Options	3.3(a)
Stone SEC Reports	4.5(a)
Stone Severance Package Table	4.11(i)
Stone Shares	3.1(a)
Stone Special Meeting	7.11(a)
Stone Stockholders’ Approval	4.18
Stone Superior Proposal	10.1(h)
Stone Voting Agreements	Preamble
Stone’s Employee Communication	6.1(n)
Subsidiary	4.1(c)
Surviving Corporation	1.1
Tax Authority	4.9(h)
Tax Returns	4.9(h)
Taxes	4.9(h)
Termination Date	10.1(b)
Termination Fee	10.2(b)
Transactions	3.4
Voting Agreements	Preamble
WARN Act	4.15(c)
Wave	Preamble
Wave Acquisition Proposal	7.2(b)
Wave Benefit Plans	5.11(a)
Wave Breach	10.1(c)
Wave Common Shares	3.1(a)
Wave Contract Employees	5.11(i)
Wave Designees	7.19
Wave Disclosure Schedule	5.1(a)
Wave Employee	5.11(a)
Wave Employee Agreement	5.11(a)
Wave Engagement Letters	5.22
Wave ERISA Affiliate	5.11(a)
Wave Legacy Employee	5.11(a)
Wave Material Adverse Effect	5.1(c)
Wave Material Contracts	5.17(a)

Term	Section
Wave Options	3.3(e)
Wave Redomestication Approval	5.18
Wave SEC Reports	5.5(a)
Wave Severance Package Table	5.11(h)
Wave Share Issuance Approval	5.18
Wave Special Meeting	7.11(b)
Wave Stockholders’ Approval	5.18
Wave Superior Proposal	10.1(j)
Wave Voting Agreements	Preamble
Wave’s Employee Communication	6.2(n)

Exhibits
2.1	Form of Surviving Corporation Articles of Incorporation
2.2	Form of Surviving Corporation Bylaws
2.3	Surviving Corporation Officers
7.15	Form of Affiliate Agreement
7.18(d)(i)	Form of Board Service and Release Agreement
7.18(d)(ii)	Form of Severance and Noncompetition Agreement
7.18(d)(iii)	Form of Severance and Noncompetition Agreement
7.18(d)(iv)	Form of Retention Agreement
7.18(d)(v)	Form of Board Service, Amendment and Release Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of June 11, 2004, is by and between Prime Medical Services, Inc., a Delaware corporation (“Stone”), and HealthTronics Surgical Services, Inc., a Georgia corporation (“Wave”).

WHEREAS, the respective Boards of Directors of Wave and Stone deem it advisable and in the best interests of their respective corporations and stockholders that Stone merge with and into Wave (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, and such Boards of Directors have approved this Agreement and the Merger and each has directed that this Agreement be presented to their respective stockholders for approval; and

WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Stone’s Board of Directors, Wave has entered into a voting agreement with Kenneth S. Shifrin, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (the “Stone Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, with the approval of Wave’s Board of Directors, Stone has entered into a voting agreement with Argil J. Wheelock, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (the “Wave Voting Agreement” and, along with the Stone Voting Agreement, the “Voting Agreements”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time Stone shall merge with and into Wave and the separate corporate existence of Stone shall thereupon cease and Wave shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 14-2-1106 of the Georgia Business Corporation Code (“GBCC”) and Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Stone.

1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (a) the date of filing of a properly executed Articles of Merger (the “Georgia Articles of Merger”) relating to the Merger with the Secretary of State of Georgia in accordance with the GBCC, (b) the date of filing of a properly executed Certificate of Merger (the “Delaware Certificate of Merger” and, along with the Georgia Articles of Merger, the

“Certificates of Merger”) relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (c) at such later time as the parties shall agree and set forth in the Certificates of Merger. The filing of the Certificates of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.4.

1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation. The Articles of Incorporation of Wave in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the GBCC, provided that at the Effective Time such Articles of Incorporation shall be amended in the form attached as Exhibit 2.1 hereto.

2.2 Bylaws. The bylaws of Wave as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation and bylaws of the Surviving Corporation and the GBCC, provided that at the Effective Time such bylaws shall be amended in the form attached as Exhibit 2.2 hereto.

2.3 Directors and Officers. At and after the Effective Time, the directors of the Surviving Corporation shall be the Designees and the officers of the Surviving Corporation shall be as set forth in Exhibit 2.3 attached hereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and bylaws and the GBCC.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of Common Stock of Stone, par value $.01 per share (“Stone Shares”), that are held in Stone’s treasury shall be canceled and cease to exist and no cash, shares of Wave’s common stock, no par value (the “Wave Common Shares”), or other consideration shall be delivered in exchange therefor.

(b) Each issued and outstanding Stone Share (other than Stone Shares treated in accordance with Section 3.1(a)) shall be converted into the right to receive one (such one-for-one ratio, the “Exchange Ratio”) Wave Common Share (the “Stock Consideration”). All such Stone Shares, when so converted, shall automatically be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time, represented Stone Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 3.2: (i) the applicable Stock Consideration, and (ii) certain dividends and other distributions under Section 3.1(d), in each case without interest (collectively, the “Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Wave Common Shares or Stone Shares shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c) The Merger shall not affect any Wave Common Share issued and outstanding immediately prior to the Effective Time.

(d) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate has surrendered such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate, the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(e) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Stone Shares formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Stone Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

3.2 Surrender and Payment.

(a) Wave shall authorize one or more transfer agent(s) reasonably acceptable to Stone to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Wave shall deposit with the Exchange Agent for the benefit of the holders of Stone Shares, for exchange in accordance with this Section 3.2 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, Wave shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”). The Exchange Agent shall also provide for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Stone Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “Governmental Authority”).

(d) Any portion of the Exchange Fund that remains unclaimed by the holders of Stone Shares one year after the Effective Time shall be returned to Wave, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Wave, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Wave, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Wave, Stone, or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Wave may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.3 Stock Plans; Convertible Securities.

(a) At the Effective Time, automatically and without any action on the part of the holder thereof, Wave will assume each outstanding employee or director stock option of Stone (the “Stone Options”), and it will become an option (i) to purchase that number of Wave Common Shares obtained by multiplying the number of Stone Shares issuable upon the exercise of such Stone Option by the Exchange Ratio, (ii) at an exercise price per share equal to the per share exercise price of such Stone Option divided by the Exchange Ratio, and (iii) otherwise upon the same terms and conditions as such outstanding Stone Options; except that if Code Section 421 applies to any Stone Option because of the qualifications under Code Section 422 or 423, the exercise price, the number of shares purchasable pursuant to such Stone Option and the terms and conditions of exercise of such Stone Option will comply with Code Section 424(a).

(b) Wave will take all corporate actions necessary to reserve for issuance a sufficient number of Wave Common Shares for delivery upon exercise of Stone Options Wave assumes under Section 3.3(a).

(c) On or prior to the 30th day following the Effective Time, Wave will file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Wave Common Shares subject to the Stone Options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for as long as such options remain outstanding.

(d) Wave will assume as of the Effective Time each Stone stock option plan providing for the issuance or grant of Stone Options and all of Stone’s obligations with respect to the Stone Options. Upon assumption of such plans, such amendments thereto as may be required to reflect the Merger will be deemed to have been made.

(e) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Wave (the “Wave Options”), and each Wave stock option plan providing for the issuance and grant of Wave Options, shall continue in effect upon the same terms and conditions as existed immediately prior to the Effective Time.

3.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 10:00 a.m., Austin, Texas time, on the business day (the “Closing Date”) on which all of the conditions set forth in ARTICLE VIII are satisfied or waived, at the offices of Akin Gump Strauss Hauer & Feld LLP, 300 West Sixth Street, Suite 2100, Austin, Texas 78701, or at such other date and time as Wave and Stone shall agree.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STONE

Stone represents and warrants to Wave as follows:

4.1 Organization and Qualification.

(a) Stone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Stone to Wave contemporaneously with the execution hereof (the “Stone Disclosure Schedule”), which include each jurisdiction in which the character of Stone’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Stone Material Adverse Effect. Stone has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Stone has made available to Wave a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Stone’s certificate of incorporation and bylaws as so delivered are in full force and effect. Stone is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

(b) Section 4.1(b) of the Stone Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Stone and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Stone’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Stone’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed for such Subsidiary in Section 4.1(b) of the Stone Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Stone Material Adverse Effect. Each of Stone’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Stone has made available to Wave a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Stone’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Stone is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Stone’s Subsidiaries and as set forth in Section 4.1(b) of the Stone Disclosure Schedule, Stone does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, (i) a “Stone Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects (assuming the Merger would not occur) or results of operations of Stone and its Subsidiaries taken as a whole; provided that such term shall not include effects that result from conditions affecting the economy generally or the medical devices industry or the lithotripsy services industry generally; and (ii) ”Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of the entities so owned or controlled by such party, or by such party and one or more of its owned or controlled entities, or (y) such party or any entity directly or indirectly beneficially owned or controlled by such party is a general partner of a partnership or a manager of a limited liability company.

4.2 Capitalization.

(a) The authorized capital stock of Stone consists of (i) 40,000,000 Stone Shares, par value $.01 per share and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (the “Stone Preferred Stock”). As of the date hereof, (i) 21,045,643 Stone Shares were issued and 20,662,677 Stone Shares were outstanding, (ii) 382,966 Stone Shares held in treasury, (iii) no shares of Stone Preferred Stock were issued and outstanding, (iv) no shares of Stone Preferred Stock were held in treasury and (v) stock options, warrants and convertible securities to acquire 2,963,528 Stone Shares were outstanding under all stock option plans, warrants and agreements of Stone and its Subsidiaries. All of the outstanding Stone Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 4.2(a) of the Stone Disclosure Schedule, and other than pursuant to this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, shareholders rights agreements, rights of first refusal, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Stone, or which would obligate the Surviving Corporation after the Effective Time, to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as contemplated by the Stone Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Stone.

(b) Except as set forth in Section 4.2(b) of the Stone Disclosure Schedule, Stone is, directly or indirectly, the record and beneficial owner of all of the outstanding equity securities of each Stone Subsidiary, there are no irrevocable proxies with respect to any such securities, and no equity securities of any Stone Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity securities of any Stone Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Stone or any Stone Subsidiary is or may be bound to issue additional equity securities of any Stone Subsidiary or securities convertible into or exchangeable or exercisable for any such equity securities. Except as set forth on Section 4.2(b) of the Stone Disclosure Schedule, all of such equity securities Stone owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

4.3 Authority. Stone has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements (the “Ancillary Agreements”) to which Stone is or will be a party and, subject to obtaining the Stone Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Stone is or will be a party and the consummation of the Transactions have been duly and validly authorized by Stone’s Board of Directors, and no other corporate proceedings on the part of Stone are necessary to authorize this Agreement and the Ancillary Agreements to which Stone is or will be a party or to consummate the Transactions, other than the Stone Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Stone is or will be a party are, or upon execution will be, duly and validly executed and delivered by Stone and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution and delivery by all parties will constitute, valid and binding obligations of Stone enforceable against Stone in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Stone of its obligations hereunder will not:

(a) subject to receipt of the Stone Stockholders’ Approval, conflict with any provision of Stone’s certificate of incorporation or bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries, in each case as amended;

(b) subject to obtaining the Stone Stockholders’ Approval and filing of the Delaware Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Stone Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Stone Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Stone Material Adverse Effect, (ii) materially impair the ability of Stone or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Stone Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Stone or any of its Subsidiaries is a party or by which Stone or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Stone Material Adverse Effect, (ii) materially impair the ability of Stone or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Stone or any Subsidiary of Stone;

(e) result in the creation of any Lien upon any shares of capital stock or material properties or assets of Stone or any of its Subsidiaries under any agreement or instrument to which Stone or any of its Subsidiaries is a party or by which Stone or any of its Subsidiaries or any of their properties or assets is bound; or

(f) result in any holder of any securities of Stone being entitled to appraisal, dissenters’ or similar rights.

4.5 Stone SEC Reports.

(a) Stone has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Wave true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 2001 under the Securities Act or the Exchange Act (collectively, the “Stone SEC Reports”). As of the respective dates the Stone SEC Reports were filed or, if any Stone SEC Report were amended, as of the date such amendment was filed, each Stone SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Stone SEC Report has occurred that would require Stone to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed by Stone with the SEC have been filed with the SEC.

(b) The chief executive officer and chief financial officer of Stone have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Stone nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Stone maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Stone and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Stone SEC Reports and other public disclosure and Stone is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The Nasdaq National Market and has taken all steps necessary to ensure Stone will be in compliance with such provision of the Sarbanes-Oxley Act and Nasdaq National Market when such provisions become effective in the future.

4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Stone (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2001, 2002 and 2003 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004 have been prepared from, and are in accordance with, the books and records of Stone and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Stone and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Stone and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Stone SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2003, neither Stone nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Stone Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Stone and its Subsidiaries or the notes thereto which are not so reflected.

4.8 Absence of Certain Changes. Except as disclosed in the Stone SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 4.8 of the Stone Disclosure Schedule or as contemplated by this Agreement, since December 31, 2003 (a) Stone and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Stone Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Stone, or any repurchase, redemption or other acquisition by Stone or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Stone or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Stone or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Stone or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Stone has not changed the independent accounting firm that conducts it audits.

4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Stone Disclosure Schedule and for matters that would have no Stone Material Adverse Effect:

(a) Stone and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Stone and each of its Subsidiaries. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted. Stone and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Stone and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Stone or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Stone or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Stone or any of its Subsidiaries. There are no liens for Taxes upon the assets of Stone or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Stone nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date. Neither Stone nor any of its Subsidiaries has requested or received a ruling (adverse or otherwise) from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(e) Neither Stone nor any of its Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary or involuntary change in accounting method (nor has any Taxing Authority proposed any such adjustment or change in accounting method).

(f) Neither Stone nor any of its Subsidiaries has received any notice of any claim made by a Taxing Authority in a jurisdiction, where Stone or Subsidiary does not file a Tax Return, that Stone is or may be subject to taxation in such jurisdiction.

(g) Prior to the date hereof, Stone and its Subsidiaries have disclosed, and provided or made available true and complete copies to Wave of, all Tax sharing, Tax indemnity, or similar agreements to which Stone or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(h) In this Agreement, (i) ”Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) ”Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) ”Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) ”Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(i) Except for the group of which Stone is currently the parent corporation, Stone has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code or similar state or local filing group for tax purposes.

4.10 Litigation. Except as disclosed in the Stone SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Stone Disclosure Schedule and for matters that would not have a Stone Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Stone’s knowledge, threatened against or directly affecting Stone, any Subsidiaries of Stone or any of the directors or officers of Stone or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Stone Material Adverse Effect, if adversely determined. Neither Stone nor any of its Subsidiaries, nor any officer, director or employee of Stone or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Stone or such Subsidiary nor, to the knowledge of Stone, is Stone, any Subsidiary or any officer, director or employee of Stone or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Stone SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Stone Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Stone or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Stone Disclosure Schedule contains a true and complete list of each individual or group employee benefit plan or arrangement (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Stone or any trade or business, whether or not incorporated, which together with Stone would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Stone ERISA Affiliate”) within six years prior to the Effective Time, including each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, performance awards, retirement, vacation, severance, salary continuation, disability, death benefit, cafeteria/flexible benefits, hospitalization, medical, dependent care assistance, tuition reimbursement or scholarship program, fringe benefits or other plan, arrangement or understanding providing benefits to any former or retired employee, officer, consultant, independent contractor, agent or director of Stone or its Subsidiaries (hereinafter collectively referred to as a “Stone Legacy Employee”) or any current employee, officer, consultant, independent contractor, agent or director of Stone or its Subsidiaries (referred to as a “Stone Employee”) together with any indication of the funding status of each (e.g., trust, insured or general company assets) and any employment, consulting, severance, termination, change in control or indemnification agreement, arrangement or understanding covering any Stone Employee or Stone Legacy Employee or between Stone, any of its Subsidiaries and any Stone Employee or Stone Legacy Employee, without regard to whether the same constitutes an employee benefit plan under ERISA or the number of employees (“Stone Benefit Plans”), and Section 4.11(a)(2) of the Stone Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Stone or any Stone ERISA Affiliate has any current or future obligation or liability (“Stone Employee Agreement”).

(b) With respect to each Stone Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Stone, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been designed and administered in substantial compliance with its terms and applicable law (including but not limited to applicable provisions of ERISA and the Code), except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Stone Material Adverse Effect; (iii) neither Stone nor any Stone ERISA Affiliate has engaged in, and Stone and each Stone ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Stone or any Stone ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Stone Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Stone or any Stone ERISA Affiliate, threatened, that could reasonably be expected to result in a Stone Material Adverse Effect; (v) neither Stone nor any Stone ERISA Affiliate has engaged in, and Stone and each Stone ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Stone

Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Stone Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Stone or a Stone ERISA Affiliate.

(c) Stone has delivered to Wave true, complete and correct copies of the following, if applicable to such Stone Benefit Plan, (i) each Stone Benefit Plan (or, in the case of any unwritten Stone Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Stone Benefit Plan (if any such report was required), including any financial statements and opinions required by ERISA Section 101(a)(3), (iii) the most recent summary plan description for each Stone Benefit Plan for which such summary plan description is required, and all modifications thereto, (iv) each trust agreement and each insurance or annuity contract relating to any Stone Benefit Plan, and (v) copies of all determination letters and other governmental agency rulings and open requests for rulings or letters with respect to each Stone Benefit Plan.

(d) Stone, and all Stone ERISA Affiliates, have substantially complied with the health care continuation coverage provisions of ERISA Sections 601-608 and Code Section 4980B with respect to all group health plans, as such term is defined in Code Section 5000(b)(1), and the portability requirements of ERISA Section 701 and of Code Section 9801, of Stone and the Stone ERISA Affiliates, and there are no past or current violations of the continuation coverage or portability provisions by Stone and the Stone ERISA Affiliates that could give rise to any Stone Material Adverse Effect.

(e) No Stone Benefit Plan is nor has Stone or any Stone ERISA Affiliate maintained or been required to contribute to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA and ERISA Section 3(37)) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (ii) a defined benefit plan subject to Title IV of ERISA or the minimum funding standards of ERISA Section 302 or Code Section 412, (iii) an “employee stock ownership plan” (within the meaning of Code Section 4975(e)(7)) and ERISA Section 407(d)(6), or (iv) any “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any “welfare benefit fund” (within the meaning of Section 419 of the Code), or any other trust through which welfare benefits are funded or through which insurance premiums are paid on behalf of Stone Employees or Stone Legacy Employees. No event has occurred with respect to Stone or a Stone ERISA Affiliate in connection with which Stone could be subject to any liability, lien or encumbrance with respect to any Stone Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Stone ERISA Affiliate under ERISA or the Code.

(f) Except as set forth in Section 4.11(f) of the Stone Disclosure Schedule, no Stone Employees or Stone Legacy Employees are covered by any Stone Benefit Plans or Stone Employee Agreements that provide or will provide severance pay, including accrued unused vacation pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code or applicable state law) or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any Stone Benefit Plans or result in any breach or violation of, or default under any Stone Benefit Plan or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Stone under Sections 4999 and 280G of the Code, respectively.

(g) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments (including but not limited to any required independent audit), Forms 1099-R, summary annual reports, and summary plan descriptions and summaries of material modification) have been filed or distributed appropriately with respect to each Stone Benefit Plan. All required tax filings with respect to each Stone Benefit Plan have been made, including but not limited to IRS Forms 990-T and 5330, and any taxes due in connection with such filings have been paid.

(h) Stone and its Subsidiaries have (i) correctly categorized all Stone Employees as either employees or independent contractors for federal tax purposes, and are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Stone Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Stone Employees; (iii) are not liable for or in arrears for the payment of wage or any taxes or any penalty for failure to comply with any of the foregoing; (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Stone Employees, and (v) have provided Stone Employees with the benefits to which they are entitled to pursuant to the terms of all Stone Benefit Plans.

(i) Attached as Section 4.11(i) of the Stone Disclosure Schedule is a current list of Stone Employees and a severance package table (the “Stone Severance Package Table”) which lists the maximum amount of all severance pay that may be paid to Stone Employees, and a list of Stone Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Stone Board of Directors addressing specific employees, or other agreements set forth in Section 4.11(a)(2) of the Stone Disclosure Schedule (“Stone Contract Employees”).

4.12 Environmental Liability. Except as set forth in Section 4.12 of the Stone Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Stone Material Adverse Effect:

(a) The businesses of Stone and its Subsidiaries have been and are operated in material compliance with all applicable federal, international, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standard, and legal requirements, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Neither Stone nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Stone’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Stone or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Stone nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Stone, any other communication alleging or concerning any material violation by Stone or any of its Subsidiaries of, or responsibility or liability of Stone or any of its Subsidiaries under, any Environmental Law. There are no pending or, to the knowledge of Stone, threatened claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Stone or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Stone have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Stone and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Stone and its Subsidiaries; there are no pending or, to the knowledge of Stone, threatened actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Stone does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Stone’s knowledge, all offsite locations where Stone or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Stone or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Stone’s knowledge, threatened to be asserted against Stone or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Stone or its Subsidiaries.

4.13 Compliance with Applicable Laws. Stone and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Stone nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Stone Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

4.14 Insurance. Section 4.14 of the Stone Disclosure Schedule lists each insurance policy relating to Stone or its Subsidiaries currently in effect. Stone has made available to Wave a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Stone, any of its Subsidiaries nor any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Stone does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Stone Material Adverse Effect. Section 4.14 of the Stone Disclosure Schedule describes any self-insurance arrangements affecting Stone or its Subsidiaries. The insurance policies listed in Section 4.14 of the Stone Disclosure Schedule include all policies which are required by applicable laws in connection with the operation of the businesses of Stone and its Subsidiaries as currently conducted.

4.15 Labor Matters; Employees.

(a) Stone has made available to Wave the following information, complete and accurate in all material respects as of May 1, 2004 for each Stone Employee, including each Stone Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Stone Benefit Plan.

(b) Except as set forth in Section 4.15 of the Stone Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Stone, threatened against or affecting Stone or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Stone or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Stone or any of its Subsidiaries, (iii) none of the employees of Stone or any of its Subsidiaries are represented by any labor organization and none of Stone or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Stone or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Stone and its Subsidiaries have each at all times been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Stone or any of its Subsidiaries pending or, to the knowledge of Stone, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Stone or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Stone or any of its Subsidiaries, and (viii) there is no employee or governmental claim or, to Stone’s knowledge, investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Stone or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Stone or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Stone or any of its Subsidiaries, nor has Stone or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Stone Material Adverse Effect.

4.16 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Stone and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Stone Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

4.17 Material Contracts.

(a) Set forth in the list of exhibit number 10 material contracts in the exhibit list in item 15 to Stone’s Annual Report on Form 10-K for the year ended December 31, 2003 and in Section 4.17(a) of the Stone Disclosure Schedule is, collectively, a list of each contract, lease, indenture, agreement, arrangement or understanding to which Stone or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Stone (collectively, the “Stone Material Contracts”).

(b) Except as set forth in Section 4.17(a) or 4.17(b) of the Stone Disclosure Schedule, (i) all Stone Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Stone is not in material breach or default with respect to, and to the knowledge of Stone, no other party to any Stone Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (iii) no party to any Stone Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

4.18 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Stone’s capital stock necessary to consummate the Transactions is adoption of this Agreement by the holders of a majority of the outstanding Stone Shares entitled to vote thereon (the “Stone Stockholders’ Approval”).

4.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Stone for inclusion in (a) the joint proxy statement relating to the Stone Special Meeting and the Wave Special Meeting (also constituting the prospectus in respect of Wave Common Shares into which Stone Shares will be converted) (the “Proxy/Prospectus”), to be filed by Stone and Wave with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Wave with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Stone stockholders, at the time of the Stone Special Meeting and the Wave Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20 Intellectual Property. Stone or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Stone and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Stone Material Adverse Effect. No Person has notified either Stone or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Stone and its Subsidiaries that could have a Stone Material Adverse Effect, and, to Stone’s knowledge, no Person is infringing on any right of Stone or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Stone’s knowledge, threatened that Stone or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.21 Hedging. Except as set forth in Section 4.21 of the Stone Disclosure Schedule, as of the date hereof, neither Stone nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, foreign currency exchange rates, or interest rates.

4.22 Brokers. No broker, finder or investment banker (other than Bank of America Securities LLC, the fees and expenses of which will be paid by Stone) is entitled to any brokerage, finder’s fee or other fee or commission payable by Stone or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Stone or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Bank of America Securities LLC (the “Stone Engagement Letters”) have been provided to Wave.

4.23 Fairness Opinion. Stone’s Board of Directors has received a written opinion from Bank of America Securities LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Stone Shares. A true and complete copy of such opinion has been given to Wave.

4.24 Takeover Laws. Stone and Stone’s Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation, bylaws or shareholder rights agreements or “poison-pill” plans of Stone, is, or at the Effective Time will be, applicable to Stone, Wave, the Surviving Corporation, the Stone Shares, the Voting Agreements, this Agreement or the Transactions.

4.25 Healthcare Laws.

(a) None of Stone, its Subsidiaries, or any of their officers, directors or managing employees (as the terms “managing employee” is defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) (“Representatives”) has been, or is being, investigated by any federal, state, or local law enforcement or regulatory agency with respect to any activity that contravenes or is alleged to contravene, or constitutes or is alleged to constitute, a violation of any Healthcare Law.

“Healthcare Law” means the following laws, and any regulations issued with respect to such laws, relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers (as such laws and regulations are currently enforced or as interpreted on the Closing Date by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A, 1128B, 1176, and 1177 of the Social Security Act (the “SSA”); (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any governmental agency that administers a federal or state healthcare program (including, but not limited to, Medicare, Medicaid and the federal Civilian Health and Medical Plan of the Uniformed Services); (iii) the licensure, certification or registration requirements of healthcare facilities, professionals, services, or equipment; (iv) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (v) any state law relating to fee-splitting or the corporate practice of medicine; (vi) any state physician self-referral prohibition or state anti-kickback law; (vii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; (viii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; and (ix) any criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

(b) None of Stone, any of its Subsidiaries or any of their Representatives has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Stone or its Subsidiaries, except for violations which either individually or in the aggregate has not resulted and would not result in a Stone Material Adverse Effect.

(c) None of Stone, any of its Subsidiaries, nor any of their Representatives has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses for which it could face mandatory exclusion from such programs, as described in SSA Section 1128(a) or any regulations promulgated thereunder, or (iv) engaged in any activity or undergone any occurrence for which it could face permissive exclusion from such programs, as described in SSA Section 1128(b).

(d) Stone and each of its applicable Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Stone’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Stone or such Subsidiary bills directly to Medicare for services furnished by Stone or such Subsidiary.

(e) Stone and each of its applicable Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Stone or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Stone or such Subsidiary.

(f) Stone and each of its Subsidiaries is in compliance with the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and is in compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which it is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WAVE

Wave hereby represents and warrants to Stone as follows:

5.1 Organization and Qualification.

(a) Wave is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Wave to Stone contemporaneously with the execution hereof (the “Wave Disclosure Schedule”), which include each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Wave Material Adverse Effect. Wave has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Wave has made available to Stone a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and each such certificate of incorporation and bylaws as so delivered are in full force and effect. Wave is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

(b) Section 5.1(b) of the Wave Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Wave and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Wave’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Wave’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction listed in Section 5.1(b) of the Wave Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Wave Material Adverse Effect. Each of Wave’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Wave has made available to Stone a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Wave’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Wave is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Wave’s Subsidiaries, Wave does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, a “Wave Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects (assuming the Merger would not occur) or results of operations of Wave and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that result from conditions affecting the economy generally or the medical devices industry or the lithotripsy services industry generally.

5.2 Capitalization.

(a) The authorized capital stock of Wave consists of 30,000,000 Wave Common Shares. As of the date hereof, (i) 12,385,739 Wave Common Shares were issued and 12,383,855 Wave Common Shares were outstanding, (ii) 1,883 Wave Common Shares were held in treasury, and (iii) stock options, warrants and convertible securities to acquire 2,293,721 Wave Common Shares were outstanding under all stock option plans, warrants and agreements of Wave. All of the outstanding Wave Common Shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above and in Section 5.2(a) of the Wave Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, shareholder rights agreements, rights of first refusal or other agreements or commitments (including “rights plans” or “poison pills”) obligating Wave, or which would obligate the Surviving Corporation after the Effective Time, to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as set forth in Section 5.2(a) of the Wave Disclosure Schedule and as contemplated by the Wave Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Wave.

(b) Except as set forth in Section 5.2(b) of the Wave Disclosure Schedule, Wave is, directly or indirectly, the record and beneficial owner of all of the outstanding equity securities of each Wave Subsidiary, there are no irrevocable proxies with respect to any such securities, and no equity securities of any Wave Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity securities of any Wave Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Wave or any Wave Subsidiary is or may be bound to issue additional equity securities of any Wave Subsidiary or securities convertible into or exchangeable or exercisable for any such equity securities. Except as set forth in Section 5.2(b) of the Wave Disclosure Schedule, all of such equity securities so owned by Wave are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3 Authority. Wave has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Wave Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Wave is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Wave’s Board of Directors, and no other corporate proceedings on the part of Wave are necessary to authorize this Agreement or the Ancillary Agreements to which it is or will be a party or to consummate the Transactions, other than obtaining the Wave Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b). This Agreement has been, and the Ancillary Agreements to which it is or will be a party are, or upon execution will be, duly and validly executed and delivered by Wave and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution and delivery by all parties will constitute, valid and binding obligations of Wave enforceable against it in accordance with their respective terms, except for the Enforceability Exception.

5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Wave of its obligations hereunder will not:

(a) subject to receipt of the Wave Stockholders’ Approval and other approvals as expressly contemplated by Section 7.11(b), conflict with any provision of the certificate of incorporation or bylaws, as amended, of Wave or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries, in each case as amended;

(b) subject to obtaining the Wave Stockholders’ Approval, the filing of the Georgia Articles of Merger with the Secretary of State of Georgia, and other approvals as expressly contemplated by Section 7.11(b), require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Wave Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Wave Material Adverse Effect, (ii) materially impair the ability of Wave or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 5.4(c) of the Wave Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Wave or any of its Subsidiaries is a party or by which Wave or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Wave Material Adverse Effect, (ii) materially impair the ability of Wave or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Wave or any of its Subsidiaries;

(e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Wave or its Subsidiaries (other than Stone and its Subsidiaries after the Effective Time) under any agreement or instrument to which Wave or any of its Subsidiaries is a party or by which Wave or any of its Subsidiaries or any of their properties or assets is bound; or

(f) result in any holder of any securities of Wave being entitled to appraisal, dissenters’ or similar rights.

5.5 Wave SEC Reports.

(a) Wave has filed with the SEC, and has heretofore made available to Stone true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, filed with the SEC since January 1, 2001 under the Securities Act or the Exchange Act (collectively, the “Wave SEC Reports”). As of the respective dates such Wave SEC Reports were filed or, if any such Wave SEC Reports were amended, as of the date such amendment was filed, each Wave SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Wave SEC Report has occurred that would require Wave to file a Current Report on Form 8-K other than the execution of this Agreement. All documents required to be filed by Wave with the SEC have been filed with the SEC.

(b) The chief executive officer and chief financial officer of Wave have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Wave nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Wave maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Wave and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Wave SEC Reports and other public disclosure and Wave is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The Nasdaq National Market and has taken all steps necessary to ensure Wave will be in compliance with such provision of the Sarbanes-Oxley Act and Nasdaq National Market when such provisions become effective in the future.

5.6 Wave Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Wave (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2001, 2002 and 2003 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004 have been prepared from, and are in accordance with, the books and records of Wave and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Wave and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Wave and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Wave SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2003, neither Wave nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Wave Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Wave and its Subsidiaries or the notes thereto which are not so reflected.

5.8 Absence of Certain Changes. Except as disclosed in the Wave SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 5.8 of the Wave Disclosure Schedule or as contemplated by this Agreement, since December 31, 2003 (a) Wave and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Wave Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Wave, or any repurchase, redemption or other acquisition by Wave or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Wave or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Wave or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Wave or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP and (f) Wave has not changed the independent accounting firm that conducts its audits.

5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Wave Disclosure Schedule and for matters that would have no adverse effect on Wave:

(a) Wave and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, income, assets, and operations or other matters or information shown thereon of Wave and each of its Subsidiaries. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted. Wave and each of its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and has, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under applicable laws.

(b) Wave and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Wave or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Wave or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Wave or any of its Subsidiaries. There are no liens for Taxes upon the assets of Wave or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Wave nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date. Neither Wave nor any of its Subsidiaries has requested or received a ruling (adverse or otherwise) from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(e) Neither Wave nor any of its Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary or involuntary change in accounting method (nor has any Taxing Authority proposed any such adjustment or change in accounting method).

(f) Neither Wave nor any of its Subsidiaries has received any notice of any claim made by a Taxing Authority in a jurisdiction, where Wave or Subsidiary does not file a Tax Return, that Wave is or may be subject to taxation in such jurisdiction.

(g) Prior to the date hereof, Wave and its Subsidiaries have disclosed, and provided or made available true and complete copies to Stone of, all Tax sharing, Tax indemnity, or similar agreements to which Wave or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(h) Except for the group of which Wave is currently the parent corporation, Wave has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code or similar state or local filing group for tax purposes.

5.10 Litigation. Except as disclosed in the Wave SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Wave Disclosure Schedule and for matters that would not have a Wave Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Wave’s knowledge, threatened against or directly affecting Wave, any Subsidiaries of Wave or any of the directors or officers of Wave or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Wave Material Adverse Effect, if adversely determined.

Neither Wave nor any of its Subsidiaries, nor any officer, director or employee of Wave or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Wave or such Subsidiary, nor, to the knowledge of Wave, is Wave, any Subsidiary or any officer, director or employee of Wave or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Wave SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Wave Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Wave or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

5.11 Employee Benefit Plans; ERISA.

(a) Section 5.11(a)(1) of the Wave Disclosure Schedule contains a true and complete list of each individual or group employee benefit plan or arrangement (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Wave or any trade or business, whether or not incorporated, which together with Wave would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Wave ERISA Affiliate”) within six years prior to the Effective Time, including each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, performance awards, retirement, vacation, severance, salary continuation, disability, death benefit, cafeteria/flexible benefits, hospitalization, medical, dependent care assistance, tuition reimbursement or scholarship program, fringe benefits or other plan, arrangement or understanding providing benefits to any former or retired employee, officer consultant, independent contractor, agent or director of Wave or its Subsidiaries (hereinafter collectively referred to as a “Wave Legacy Employee”) or any current employee, officer, consultant, independent contractor, agent or director of Wave or its Subsidiaries (referred to as a “Wave Employee”) together with any indication of the funding status of each (e.g., trust, insured or general company assets) and any employment, consulting, severance, termination, change in control or indemnification agreement, arrangement or understanding covering any Wave Employee or Wave Legacy Employee or between Wave, any of its Subsidiaries and any Wave Employee or Wave Legacy Employee, without regard to whether the same constitutes an employee benefit plan under ERISA or the number of employees (“Wave Benefit Plans”), and Section 5.11(a)(2) of the Wave Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Wave or any Wave ERISA Affiliate has any current or future obligation or liability (“Wave Employee Agreement”).

(b) With respect to each Wave Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Wave, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been designed and administered in substantial compliance with its terms and applicable law (including but not limited to applicable provisions of ERISA and the Code), except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Wave Material Adverse Effect; (iii) neither Wave nor any Wave ERISA Affiliate has engaged in, and Wave and each Wave ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Wave or any Wave ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Wave Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Wave or any Wave ERISA Affiliate, threatened, that could reasonably be expected to result in a Wave Material Adverse Effect; (v) neither Wave nor any Wave ERISA Affiliate has engaged in, and Wave and each Wave ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Wave Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Wave Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Wave or a Wave ERISA Affiliate.

(c) Wave has delivered to Stone true, complete and correct copies of the following, if applicable to such Wave Benefit Plan, (i) each Wave Benefit Plan (or, in the case of any unwritten Wave Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Wave Benefit Plan (if any such report was required), including any financial statements and opinions required by ERISA Section 101(a)(3), (iii) the most recent summary plan description for each Wave Benefit Plan for which such summary plan description is required, and all modifications thereto, (iv) each trust agreement and each insurance or annuity contract relating to any Wave Benefit Plan, and (v) copies of all determination letters and other governmental agency rulings and open requests for rulings or letters with respect to each Wave Benefit Plan.

(d) Wave, and all Wave ERISA Affiliates, have substantially complied with the health care continuation coverage provisions of ERISA Sections 601-608 and Code Section 4980B with respect to all group health plans, as such term is defined in Code Section 5000(b)(1), and the portability requirements of ERISA Section 701 and of Code Section 9801, of Wave and the Wave ERISA Affiliates, and there are no past or current violations of the continuation coverage or portability provisions by Wave and the Wave ERISA Affiliates that could give rise to any Wave Material Adverse Effect.

(e) No Wave Benefit Plan is nor has Wave or any Wave ERISA Affiliate maintained or been required to contribute to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA and ERISA Section 3(37)) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (ii) a defined benefit plan subject to Title IV of ERISA or the minimum funding standards of ERISA Section 302 or Code Section 412 or (iii) an “employee stock ownership plan” (within the meaning of Code Section 4975(e)(7)) and ERISA Section 407(d)(6), or (iv) any “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any “welfare benefit fund” (within the meaning of Section 419 of the Code), or any other trust through which welfare benefits are funded or through which insurance premiums are paid on behalf of Wave Employees or Wave Legacy Employees. No event has occurred with respect to Wave or a Wave ERISA Affiliate in connection with which Wave could be subject to any liability, lien or encumbrance with respect to any Wave Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Wave ERISA Affiliate under ERISA or the Code.

(f) Except as set forth in Section 5.11(f) of the Wave Disclosure Schedule, no Wave Employees or Wave Legacy Employees are covered by any Wave Benefit Plans or Wave Employee Agreements that provide or will provide severance pay, including accrued unused vacation pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code or applicable state law) or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any Wave Benefit Plans or result in any breach or violation of, or default under any Wave Benefit Plan or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Stone under Sections 4999 and 280G of the Code, respectively.

(g) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments (including but not limited to any required independent audit), Forms 1099-R, summary annual reports, and summary plan descriptions and summaries of material modification) have been filed or distributed appropriately with respect to each Wave Benefit Plan. All required tax filings with respect to each Wave Benefit Plan have been made, including but not limited to IRS Forms 990-T and 5330, and any taxes due in connection with such filings have been paid.

(h) Wave and its Subsidiaries have (i) correctly categorized all Wave Employees as either employees or independent contractors for federal tax purposes, and are in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Wave Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Wave Employees; (iii) are not liable for or in arrears for the payment of wage or any taxes or any penalty for failure to comply with any of the foregoing; (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Wave Employees, and (v) have provided Wave Employees with the benefits to which they are entitled to pursuant to the terms of all Wave Benefit Plans.

(i) Attached as Section 5.11(i) of the Wave Disclosure Schedule is a current list of Wave Employees and a severance package table (the “Wave Severance Package Table”)

which lists the maximum amount of all severance pay that may be paid to Wave Employees, and a list of Wave Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Wave Board of Directors addressing specific employees, or other agreements set forth in Section 5.11(a)(2) of the Wave Disclosure Schedule (“Wave Contract Employees”).

5.12 Environmental Liability. Except as set forth in Section 5.12 of the Wave Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Wave Material Adverse Effect:

(a) The businesses of Wave and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither Wave nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Wave’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Wave or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Wave nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Wave, any other communication alleging or concerning any material violation by Wave or any of its Subsidiaries of, or responsibility or liability of Wave or any of its Subsidiaries under, any Environmental Law. There are no pending or, to the knowledge of Wave, threatened claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Wave or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Wave have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Wave and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Wave and its Subsidiaries; there are no pending or, to the knowledge of Wave, threatened actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Wave does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Wave’s knowledge, all offsite locations where Wave or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCB’s, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Wave or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Wave’s knowledge, threatened to be asserted against Wave or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Wave or its Subsidiaries.

5.13 Compliance with Applicable Laws. Wave and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Wave nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Wave Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

5.14 Insurance. Section 5.14 of the Wave Disclosure Schedule lists each insurance policy relating to Wave or its Subsidiaries currently in effect. Wave has made available to Stone a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Wave, any of its Subsidiaries nor any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Wave does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Wave Material Adverse Effect. Section 5.14 of the Wave Disclosure Schedule describes any self-insurance arrangements affecting Wave or its Subsidiaries. The insurance policies listed in Section 5.14 of the Wave Disclosure Schedule include all policies which are required by applicable laws in connection with the operation of the businesses of Wave and its Subsidiaries as currently conducted.

5.15 Labor Matters; Employees.

(a) Wave has made available to Stone the following information, complete and accurate in all material respects as of May 1, 2004 for each Wave Employee, including each Wave Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Wave Benefit Plan.

(b) Except as set forth in Section 5.15 of the Wave Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Wave, threatened against or affecting Wave or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Wave or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Wave or any of its Subsidiaries, (iii) none of the employees of Wave or any of its Subsidiaries are represented by any labor organization and none of Wave or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Wave or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Wave and its Subsidiaries have each at all times been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Wave or any of its Subsidiaries pending or, to the knowledge of Wave, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Wave or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Wave or any of its Subsidiaries, and (viii) there is no employee or governmental claim or, to Wave’s knowledge, investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(c) Since the enactment of the WARN Act, none of Wave or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Wave or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Wave or any of its Subsidiaries, nor has Wave or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Wave Material Adverse Effect.

5.16 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Wave and its Subsidiaries hold all of the Permits required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Wave Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.16 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.12.

5.17 Material Contracts.

(a) Set forth in the list of exhibit number 10 material contracts in the exhibit list in item 15 to Wave’s Annual Report on Form 10-K for the year ended December 31, 2003 and in Section 5.17(a) of the Wave Disclosure Schedule is, collectively, a list of each contract, lease, indenture, agreement, arrangement or understanding to which Wave or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Wave (collectively, the “Wave Material Contracts”).

(b) Except as set forth in Section 5.17(a) or 5.17(b) of the Wave Disclosure Schedule, (i) all Wave Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Wave is not in material breach or default with respect to, and to the knowledge of Wave, no other party to any Wave Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (iii) no party to any Wave Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

5.18 Required Stockholder Vote or Consent. The only votes or written consents of the holders of any class or series of Wave’s capital stock that shall be necessary to consummate the Transactions are the approval by a majority of the votes entitled to be cast by holders of Wave Common Shares of (i) this Agreement, which contemplated transactions include, among others, the amendment of the Wave articles of incorporation in the form set forth in Exhibit 2.1 hereto and the appointment of the persons to the Surviving Corporation’s board of directors as set forth in Exhibit 2.3 hereto, and (ii) the increase in the number of authorized shares of capital stock of Wave (the approval of such matters, collectively, the “Wave Stockholders’ Approval”).

5.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Wave for inclusion in (a) the Proxy/Prospectus to be filed by Stone and Wave with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Wave with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Stone and Wave stockholders, at the time of the Stone Special Meeting and the Wave Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Intellectual Property. Wave or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Wave and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Wave Material Adverse Effect. No Person has notified either Wave or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Wave and its Subsidiaries that could have a Wave Material Adverse Effect, and, to Wave’s knowledge, no Person is infringing on any right of Wave or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Wave’s knowledge, threatened that Wave or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

5.21 Hedging . Except as set forth in Section 5.21 of the Wave Disclosure Schedule, as of the date hereof, neither Wave nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, foreign currency exchange rates, or interest rates.

5.22 Brokers. No broker, finder or investment banker (other than SunTrust Robinson Humphrey, the fees and expenses of which will be paid by Wave) is entitled to any brokerage, finder’s fee or other fee or commission payable by Wave or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Wave or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with SunTrust Robinson Humphrey (the “Wave Engagement Letters”) have been provided to Stone.

5.23 Fairness Opinion. Wave’s Board of Directors has received a written opinion from SunTrust Robinson Humphrey to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Wave Common Shares. A true and complete copy of such opinion has been given to Stone.

5.24 Takeover Laws. Wave and Wave’s Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Georgia and Section 14-2-1132 of the GBCC, or any applicable anti-takeover provision in the articles of incorporation, bylaws or shareholder rights agreements or “poison-pill” plans of Wave, is, or at the Effective Time will be, applicable to Stone, Wave, the Surviving Corporation, the Stone Shares, the Wave Common Shares, the Voting Agreements, this Agreement or the Transactions.

5.25 Healthcare Laws.

(a) None of Wave, its Subsidiaries, or any of their Representatives has been, or is being, investigated by any federal, state, or local law enforcement or regulatory agency with respect to any activity that contravenes or is alleged to contravene, or constitutes or is alleged to constitute, a violation of any Healthcare Law.

(b) None of Wave, any of its Subsidiaries, or any of their Representatives has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with Wave or its Subsidiaries, except for violations which either individually or in the aggregate have not resulted and would not result in a Wave Material Adverse Effect.

(c) None of Wave, any of its Subsidiaries nor any of their Representatives has: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (ii) been excluded from participation under the Medicare program or a state or federal healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses for which it could face mandatory expulsion from such programs, as described in SSA Section 1128(a) or any regulations promulgated thereunder, or (iv) engaged in any activity or undergone any occurrence for which it could face permissive exclusion from such programs, as described in SSA Section 1128(b).

(d) Wave and each of its applicable Subsidiaries has a Medicare provider number and a participating provider agreement in force with a Medicare Part B carrier, and, to Wave’s knowledge, materially meets all applicable Medicare conditions of coverage, in each locale, as applicable, in which Wave or such Subsidiary bills directly to Medicare for services furnished by Wave or such Subsidiary.

(e) Wave and each of its applicable Subsidiaries has a Medicaid provider number and a participating provider agreement, and materially satisfies all applicable Medicaid conditions of coverage, in each state, as applicable, in which Wave or such Subsidiary bills directly to such state’s Medicaid agency for services provided by Wave or such Subsidiary.

(f) Wave and each of its Subsidiaries is in compliance with the privacy regulations promulgated pursuant to HIPAA as set forth at 45 C.F.R. Parts 160 and 164, as may be amended from time to time, and is in compliance with all Business Associate Agreements, as that term is contemplated by HIPAA, to which it is a party.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by Stone Pending the Merger. From the date hereof until the Effective Time, except as Wave otherwise agrees in writing, as set forth in the Stone Disclosure Schedule, or as otherwise contemplated by this Agreement, Stone shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Wave (which consent shall not be unreasonably withheld):

(a) Neither Stone nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents), except where necessary to amend organizational documents of Subsidiaries that are physician partnerships to reflect changes in the partners thereof in the ordinary course of business consistent with past practices;

(b) Stone will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Stone or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries), except for distributions to partners of Subsidiaries in the ordinary course of business consistent with past practices, or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Stone or any of its Subsidiaries;

(c) Stone will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $500,000, or enter a new line of business or commence business operations in any country in which Stone is not operating as of the date hereof;

(d) Except as set forth in Section 6.1(d) of the Stone Disclosure Schedule, Stone will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Stone and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $500,000;

(e) Except as set forth in Section 6.1(e) of the Stone Disclosure Schedule, Stone will not, and will not permit any of its Subsidiaries to, enter into any single agreement or arrangement (or series of related agreements or arrangements) pursuant to which it is obligated to incur costs and expenses, or entitled to receive benefits, with an aggregate value in excess of $500,000;

(f) Stone will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(g) Except as otherwise permitted by this Agreement, Stone will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Stone SEC Reports filed and publicly available prior to the date hereof or the Stone Disclosure Schedule), enter into any amendment of any term of any outstanding security of Stone or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(g) of the Stone Disclosure Schedule), or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(h) Stone will not change any method of accounting or accounting practice by Stone or any of its Subsidiaries, except for any such change required by GAAP;

(i) Stone will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(j) Stone will not amend or otherwise change the terms of the Stone Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Stone;

(k) Stone will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Stone hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(l) Neither Stone nor any of its Subsidiaries shall (i) except as set forth in Section 6.1(l) of the Stone Disclosure Schedule, adopt, amend (other than amendments required by law to preserve the qualified status of a Stone Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any Stone Employee Agreement or severance or similar contract with any Person (including contracts with management of Stone or any Subsidiaries that require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Stone Benefit Plan or trust created thereunder) in connection with which Stone or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Stone Benefit Plan in a manner, or take any other action with respect to any Stone Benefit Plan, that could result in the liability of Stone or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Stone Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Stone Benefit Plan, any agreement relating thereto or applicable law, Stone or any Subsidiary are required to pay as contributions thereto, (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Stone Benefit Plan or (vii) other than as required under applicable law, Stone will not fail to make any required contribution to any Stone Benefit Plan, increase compensation, bonus or other benefits payable to, or modify or amend any Stone Employee Agreements including any severance agreements with, any Stone Employee or Stone Legacy Employee, including any executive officer or former employee (except as set forth in Section 6.1(1) of the Stone Disclosure Schedule);

(m) Stone shall not (i) approve an increase in salary for any Stone Employees other than in the ordinary course of business consistent with past practices or (ii) terminate any Stone Employee entitled to any severance payment upon such termination;

(n) Stone agrees that between the date of the Agreement and the Closing Date, Stone will not directly or indirectly communicate to Stone Employees, either in written or oral form, any term, condition, or other matter related to Stone Employees’ employment with either Stone or its Subsidiaries without first notifying Wave at least 3 business days in advance of Stone’s intent to communicate to Stone Employees (“Stone’s Employee Communication”). Stone further agrees that any and all terms of Stone’s Employee Communication is subject to Wave’s reasonable review and approval;

(o) Stone shall not organize or acquire any Person that could become a Subsidiary, except for the formation of Subsidiaries as physician partnerships in the ordinary course of business consistent with past practices; and

(p) Stone will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

6.2 Conduct of Business by Wave Pending the Merger. From the date hereof until the Effective Time, except as Stone otherwise agrees in writing, as set forth in the Wave Disclosure Schedule, or as otherwise contemplated by this Agreement, Wave shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Stone (which consent shall not be unreasonably withheld):

(a) Neither Wave nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents), except where necessary to amend organizational documents of Subsidiaries that are physician partnerships to reflect changes in the partners thereof in the ordinary course of business consistent with past practices;

(b) Wave will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Wave or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries), except for distributions to partners of Subsidiaries in the ordinary course of business consistent with past practices, or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Wave or any of its Subsidiaries;

(c) Wave will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $500,000, or enter a new line of business or commence business operations in any country in which Wave is not operating as of the date hereof;

(d) Except as set forth in Section 6.2(d) of the Wave Disclosure Schedule, Wave will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Wave and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $500,000;

(e) Except as set forth in Section 6.2(e) of the Wave Disclosure Schedule, Wave will not, and will not permit any of its Subsidiaries to, enter into any single agreement or arrangement (or series of related agreements or arrangements) pursuant to which it is obligated to incur costs and expenses, or entitled to receive benefits, with an aggregate value in excess of $500,000;

(f) Wave will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

(g) Except as otherwise permitted by this Agreement, Wave will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Wave SEC Reports filed and publicly available prior to the date hereof or the Wave Disclosure Schedule), enter into any amendment of any term of any outstanding security of Wave or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.2(g) of the Wave Disclosure Schedule), or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(h) Wave will not change any method of accounting or accounting practice by Wave or any of its Subsidiaries, except for any such change required by GAAP;

(i) Wave will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(j) Wave will not amend or otherwise change the terms of the Wave Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Wave;

(k) Wave will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Wave hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(l) Neither Wave nor any of its Subsidiaries shall (i) except as set forth in Section 6.2(l) of the Wave Disclosure Schedule, adopt, amend (other than amendments required by law to preserve the qualified status of a Wave Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any Wave Employee Agreement or severance or similar contract with any Person (including contracts with management of Wave or any Subsidiaries that require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Wave Benefit Plan or trust created thereunder) in connection with which Wave or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Wave Benefit Plan in a manner, or take any other action with respect to any Wave Benefit Plan, that could result in the liability of Wave or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Wave Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Wave Benefit Plan, any agreement relating thereto or applicable law, Wave or any Subsidiary are required to pay as contributions thereto, (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Wave Benefit Plan or (vii) other than as required under applicable law, Wave will not fail to make any required contribution to any Wave Benefit Plan, increase compensation, bonus or other benefits payable to, or modify or amend any Wave Employee Agreements including any severance agreements with, any Wave Employee or Wave Legacy Employee, including any executive officer or former employee (except as set forth in Section 6.2(1) of the Wave Disclosure Schedule);

(m) Wave shall not (i) approve an increase in salary for any Wave Employees other than in the ordinary course of business consistent with past practices or (ii) terminate any Wave Employee entitled to any severance payment upon such termination;

(n) Wave agrees that between the date of the Agreement and the Closing Date, Wave will not directly or indirectly communicate to Wave Employees, either in written or oral form, any term, condition, or other matter related to Wave Employees’ employment with either Wave or its Subsidiaries without first notifying Stone at least 3 business days in advance of Wave’s intent to communicate to Wave Employees (“Wave’s Employee Communication”). Wave further agrees that any and all terms of Wave’s Employee Communication is subject to Stone’s reasonable review and approval;

(o) Wave shall not organize or acquire any Person that could become a Subsidiary, except for the formation of Subsidiaries as physician partnerships in the ordinary course of business consistent with past practices; and

(p) Wave will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, and consultants retained for the specific purpose of advising with respect to the transactions contemplated by this Agreement access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other or destroy all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated April 30, 2004 between Wave and Stone (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement.

7.2 Acquisition Proposals.

(a) From the date hereof until the termination of this Agreement, Stone and its Subsidiaries shall not, and shall cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Stone Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to Stone or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Stone Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Stone and its Board of Directors and officers from (i) taking such actions necessary to comply with Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information, to or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Stone Acquisition Proposal if, and only to the extent that (with respect to clause (ii) of this Section 7.2(a) only):

(A) such interest in making an unsolicited bona fide Stone Acquisition Proposal is made by a third party that Stone’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Stone Acquisition Proposal,

(B) Stone’s Board of Directors, after duly consulting with Stone’s outside legal counsel, determines in good faith that such action is necessary for Stone’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

(C) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Stone enters into a customary confidentiality agreement with such Person,

(D) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Stone provides written notice to Wave to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and

(E) Stone uses all reasonable efforts to keep Wave informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Wave copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Wave agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Wave pursuant to this clause (E), which confidentiality agreement shall be subject to Wave’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Stone Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Stone or any Stone Subsidiary or the acquisition of all or a substantial equity interest in, or all or a substantial portion of the assets of, any such Person, other than the Transactions.

(b) From the date hereof until the termination of this Agreement, Wave and its Subsidiaries shall not, and shall cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Wave Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to Wave or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Wave Acquisition Proposal. Nothing contained in this Section 7.2(b) shall prohibit Wave and its Board of Directors and officers from (i) taking such actions necessary to comply with Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information, to or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Wave Acquisition Proposal if, and only to the extent that (with respect to clause (ii) of this Section 7.2(b) only):

(A) such interest in making an unsolicited bona fide Wave Acquisition Proposal is made by a third party that Wave’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Wave Acquisition Proposal,

(B) Wave’s Board of Directors, after duly consulting with Wave’s outside legal counsel, determines in good faith that such action is necessary for Wave’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

(C) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Wave enters into a customary confidentiality agreement with such Person,

(D) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Wave provides written notice to Stone to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and

(E) Wave uses all reasonable efforts to keep Stone informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Stone copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Stone agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Stone pursuant to this clause (E), which confidentiality agreement shall be subject to Stone’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Wave Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Wave or any Wave Subsidiary or the acquisition of all or a substantial equity interest in, or all or a substantial portion of the assets of, any such Person, other than the Transactions.

7.3 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of Stone and its Subsidiaries or Wave and its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Stone, Wave or any of their respective Subsidiaries pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Delaware law (and Georgia law, to the extent applicable) or the Surviving Corporation’s articles of incorporation and bylaws. If any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL (and the GBCC to the extent applicable) shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel, if selected prior to the Effective Time, shall be reasonably acceptable to Stone (if such claim involves an officer or director of Stone), and reasonably acceptable to Wave (if such claim involves any officer or director of Wave), and which, if selected after the Effective Time, shall be reasonably acceptable to the Surviving Corporation.

(b) The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL (and the GBCC to the extent applicable), subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

(c) The Surviving Corporation shall maintain Stone’s and Wave’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

7.4 Further Assurances. Each party shall use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits) to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Wave and Stone shall duly preserve all files, records or any similar items of Wave or Stone received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5 Expenses. Each party shall bear solely and entirely all expenses that it incurs in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates; provided, however, that if this Agreement is terminated for any reason, then the aggregate expenses (other than fees and expenses of legal counsel and investment bankers) incurred by Wave, on the one hand, and Stone, on the other hand, related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Proxy/Prospectus shall be allocated one-half each.

7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7 Publicity. Neither Stone, Wave nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Stone Stockholders’ Approval and the Wave Stockholders’ Approval.

7.9 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.10 Consents. Each of Wave and Stone shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.11 Stockholders’ Meetings.

(a) Stone shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Stone Special Meeting”) for the purpose of securing the Stone Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Stone Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Stone Stockholders’ Approval, and (iv) cooperate and consult with Wave with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(a) shall prohibit the Stone Board of Directors from failing to take the actions described in (i) through (iv) above if such Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for Stone’s Board of Directors to comply with its fiduciary duties under applicable law and the Stone Board of Directors receives a written legal opinion from such outside legal counsel to such effect.

(b) Wave shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Wave Special Meeting”) for the purpose of securing the Wave Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Wave Board of Directors that its stockholders approve this Agreement, the amendment of the Wave articles of incorporation in the form set forth in Exhibit 2.1 hereto, and the appointment of the persons to the Surviving Corporation’s board of directors as set forth in Exhibit 2.3 hereto, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Wave Stockholders’ Approval, and (iv) cooperate and consult with Stone with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(b) shall prohibit the Wave Board of Directors from failing to take the actions described in (i) through (iv) above if Wave’s Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law and the Wave Board of Directors receives a written legal opinion from such outside legal counsel to such effect.

7.12 Preparation of the Proxy/Prospectus and Registration Statement.

(a) Wave and Stone shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Wave shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Wave shall have provided to Stone a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Wave and Stone shall jointly determine the date that the Registration Statement is filed with the SEC. Wave and Stone shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Wave shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Wave Common Shares in the Merger and Stone shall furnish all information concerning Stone and the holders of shares of Stone capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Wave and Stone shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Wave shall advise Stone and Stone shall advise Wave, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Wave Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) Following receipt by KPMG LLP, Stone’s independent auditors, of an appropriate request from Wave pursuant to SAS No. 72, Stone shall use all reasonable efforts to cause to be delivered to Wave a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Wave, in form and substance reasonably satisfactory to Wave and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

(c) Following receipt by Ernst & Young LLP, Wave’s independent auditors, of an appropriate request from Stone pursuant to SAS No. 72, Wave shall use all reasonable efforts to cause to be delivered to Stone a letter of Ernst & Young LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Stone, in form and substance satisfactory to Stone and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

7.13 Stock Exchange Listing. Wave and Stone shall use all reasonable efforts to cause the Wave Common Shares to be issued in the Merger to be approved for listing on the NASDAQ National Market at or prior to the Effective Time, subject to official notice of issuance.

7.14 Notice of Certain Events. Each party shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, or 5.10 or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Stone Material Adverse Effect or Wave Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Stone Material Adverse Effect or a Wave Material Adverse Effect, as the case may be.

7.15 Affiliate Agreements; Tax Treatment.

(a) Stone shall identify in a letter to Wave all Persons who are, on the date hereof, “affiliates” of Stone, as such term is used in Rule 145 under the Securities Act. Stone shall use all reasonable efforts to cause its respective affiliates to deliver to Wave not later than 10 days prior to the date of the Wave Special Meeting, a written agreement substantially in the form attached as Exhibit 7.15, and shall use all reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

(b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Subsidiary of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

7.16 Stockholder Litigation. Each of Wave and Stone shall give the other the reasonable opportunity to participate in the defense of any litigation against Wave or Stone, as applicable, and its directors relating to the Transactions.

7.17 Indenture and Credit Facility Matters. Wave and Stone shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Wave and Stone) for Wave, Stone and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing (a) Stone’s senior credit facility and Stone’s outstanding publicly held debt securities, each as referred to in the Stone SEC Reports, to avoid defaults thereunder and (b) Wave’s credit facilities, as referred to in the Wave SEC Reports, to avoid defaults thereunder.

7.18 Employment Agreements and Severance Agreements.

(a) The Surviving Corporation shall assume the obligations under the Stone Employee Agreements and severance agreements to which Stone is a party or is otherwise subject, to the extent such agreements are listed on Section 4.11 or Section 6.1(g) of the Stone Disclosure Schedule.

(b) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by Wave in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with Stone and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of Stone.

(c) For purposes of this Section 7.18, a “Business Employee” shall mean an individual who is employed by Stone prior to the Effective Time and who thereafter remains or becomes an employee of Wave or one of its Subsidiaries.

(d) Wave shall enter into on or before the Closing Date and shall not terminate, revise, or otherwise amend after the date hereof without the prior written consent of Stone (i) with Argil Wheelock a Board Service and Release Agreement in the form attached hereto as Exhibit 7.18(d)(i), (ii) with Martin McGahan a Severance and Noncompetition Agreement in the form attached hereto as Exhibit 7.18(d)(ii), (iii) with Ted Biderman a Severance and Noncompetition Agreement in the form attached hereto as Exhibit 7.18(d)(iii), (iv) with Victoria Beck a Retention Agreement in the form attached hereto as Exhibit 7.18(d)(iv), and (v) with Ken Shifrin a Board Service, Amendment and Release Agreement in the form attached hereto as Exhibit 7.18(d)(v).

7.19 Surviving Corporation Board of Directors; Officers. Following the date of this Agreement, the Wave Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be eleven (11). Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, six (6) shall be designated by Stone (the “Stone Designees”), four (4) shall be designated by Wave (the “Wave Designees”), and one (1) shall be designated as agreed upon by the Stone Designees, as a single group, and the Wave Designees, as a single group (such designee, along with the Stone Designees and the Wave Designees, the “Designees”). The Wave Board of Directors shall take all necessary action to cause the Designees to constitute the full Board of Directors of the Surviving Corporation at the Effective Time. The Wave Board of Directors shall also take such actions as are necessary to cause the persons indicated on Exhibit 2.3 to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Effective Time.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Stone Stockholders’ Approval and the Wave Stockholders’ Approval must have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c) The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d) Each of Stone and Wave must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e) The Wave Common Shares to be issued in the Merger must have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

(f) Any applicable waiting period under the HSR Act must have expired or been terminated.

(g) The consummation of the Transactions shall not result in a default or breach of that certain Indenture, dated as of March 27, 1998, by and among Stone, its Subsidiaries that are signatories thereto, and the trustee named therein (as amended or supplemented from time to time); provided, that the parties shall use all reasonable efforts as appropriate to consummate the Transactions without such a breach or default.

8.2 Conditions to the Obligations of Wave. The obligation of Wave to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stone must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Stone contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Stone Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Stone Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Stone and its Subsidiaries, taken as a whole, that would constitute a Stone Material Adverse Effect, other than any such change that affects both Wave and Stone in a substantially similar manner.

(d) Wave must have received a certificate signed on behalf of Stone by both the Chief Executive Officer and the Chief Financial Officer of Stone to the effect that each of the conditions specified in Section 8.2(a)-(c) has been satisfied in all respects.

(e) Wave must have received an opinion from an outside law firm prior to the effectiveness of the Registration Statement to the effect that (i) the Merger shall constitute a reorganization under Section 368(a) of the Code, (ii) Wave and Stone shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Wave stockholders because of the Merger; provided, however, that Wave must have used all reasonable best efforts to obtain such opinion.

(f) Wave must have received a “cold comfort” letter from KPMG LLP in the form contemplated by Section 7.12(b).

(g) Prior to or simultaneous with the Effective Time, all indebtedness under Wave’s credit facility shall have been repaid or refinanced, or Wave shall have received consent under such credit facility to enter into this Agreement.

8.3 Conditions to the Obligations of Stone. The obligation of Stone to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Wave must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b) Each of the representations and warranties of Wave contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Wave Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Wave Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement.

(c) From the date hereof through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Wave and its Subsidiaries, taken as a whole, that would constitute a Wave Material Adverse Effect, other than any such change that affects both Wave and Stone in a substantially similar manner.

(d) Stone must have received a certificate signed on behalf of Wave by both the Chief Executive Officer and the Chief Financial Officer of Wave to the effect that each of the conditions specified in Section 8.3(a)-(c) has been satisfied in all respects.

(e) Stone must have received an opinion from an outside law firm prior to the effectiveness of the Registration Statement to the effect that (i) the Merger shall constitute a reorganization under Section 368(a) of the Code, (ii) Wave and Stone shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Stone stockholders because of the Merger; provided, however, that Stone must have used all reasonable best efforts to obtain such opinion.

(f) Stone must have received a “cold comfort” letter from Ernst & Young LLP in the form contemplated by Section 7.12(c).

(g) Prior to or simultaneous with the Effective Time, all indebtedness under Stone’s credit facility shall have been repaid or refinanced, or Stone shall have received consent under such credit facility to enter into this Agreement.

ARTICLE IX

SURVIVAL

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Stone or Wave:

(a) by the mutual written consent of Wave and Stone;

(b) by either Wave or Stone, if the Effective Time has not occurred on or before December 31, 2004 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c) by Stone, if there has been a material breach by Wave of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Wave of written notice of such breach (a “Wave Breach”);

(d) by Wave, if there has been a material breach by Stone of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Stone of written notice of such breach (a “Stone Breach”);

(e) by either Stone or Wave, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by either Stone or Wave, if either of the stockholder approvals referred to in Section 7.11 is not obtained because of the failure to obtain the requisite approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g) by Wave, if (i) Stone’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Wave or resolves to do any of the foregoing or Stone’s Board of Directors recommends to Stone’s stockholders any Stone Acquisition Proposal or resolves to do so; or (ii) a tender offer or exchange offer for outstanding shares of Stone’s capital stock then representing 40% or more of the combined power to vote generally for the election of directors is commenced, and Stone’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

(h) by Wave or Stone, if Stone accepts a Stone Superior Proposal. For this Agreement, “Stone Superior Proposal” means a bona fide written Stone Acquisition Proposal that (i) Stone’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Stone Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Stone Acquisition Proposal, and Stone’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Stone Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Stone Shares than the Transactions; provided, however, that Stone may not terminate this Agreement under this Section 10.1(h) unless it has used all reasonable efforts to provide Wave with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Stone Acquisition Proposal; provided further, that prior to any such termination, Stone shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Wave to make such adjustments in the terms and conditions of this Agreement as would enable Stone to proceed with the Transactions;

(i) by Stone, if (i) Wave’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Stone or resolves to do any of the foregoing or Wave’s Board of Directors recommends to Wave’s stockholders any Wave Acquisition Proposal or resolves to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Wave then representing 40% or more of the combined power to vote generally for the election of directors is commenced, and Wave’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

(j) by Wave or Stone, if Wave accepts a Wave Superior Proposal. For this Agreement, “Wave Superior Proposal” means a bona fide written Wave Acquisition Proposal that (i) Wave’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Wave Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Wave Acquisition Proposal, and Wave’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Wave Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Wave Common Shares than the Transactions; provided, however, that Wave may not terminate this Agreement under this Section 10.1(j) unless it has used all reasonable efforts to provide Stone with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Wave Acquisition Proposal; provided further, that prior to any such termination, Wave shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Stone to make such adjustments in the terms and conditions of this Agreement as would enable Wave to proceed with the Transactions;

(k) by Stone, if the average of the closing prices per share of a Wave Common Share on the Nasdaq National Market, as reported in The Wall Street Journal, for the 30 consecutive trading days immediately preceding the third trading day before Closing is less than $4.92;

(l) by Wave, if the average of the closing prices per share of a Stone Share on the Nasdaq National Market, as reported in the Wall Street Journal, for the 30 consecutive trading days immediately preceding the third trading day before Closing is less than $4.05.

10.2 Effect of Termination. If this Agreement is terminated and the Merger is abandoned under this ARTICLE X, all obligations of the parties shall terminate, except for Sections 7.5, 7.7, 11.2, 11.3, 11.7, 11.8, and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

To Stone:

Prime Medical Services, Inc.

1301 S. Capital of Texas Highway, Suite B-200

Austin, Texas 78746

Attention: Brad A. Hummel, President and Chief Executive Officer

Facsimile No.: (512) 328-8510

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

300 W. 6th Street

Austin, Texas 78701

Attention: Timothy L. LaFrey

Facsimile No.: (512) 703-1112

To Wave:

HealthTronics Surgical Services, Inc.

1841 West Oak Parkway, Suite A

Marietta, Georgia 30062

Attention: Argil J. Wheelock, Chief Executive Officer

Facsimile: (770) 419-9490

With a copy (which shall not constitute notice) to:

Miller & Martin PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee 37402

Attention: Frank M. Williams

Facsimile: (423) 785-8480

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. There are no third party beneficiaries having rights under or with respect to this Agreement.

11.4 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

11.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

11.8 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.9 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Stone Disclosure Schedule and the Wave Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Stone Material Adverse Effect or a Wave Material Adverse Effect, as applicable.

11.10 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Wave and Stone and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Wave and Stone with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Wave or Stone, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Wave or Stone, as applicable.

11.11 Construction. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.

11.12 Extensions, Waivers, Etc. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PRIME MEDICAL SERVICES, INC.

By:	/s/ Brad A. Hummel
Brad A. Hummel, President and
Chief Executive Officer

HEALTHTRONICS SURGICAL SERVICES, INC.

By:	/s/ Argil J. Wheelock
Argil J. Wheelock, Chief Executive Officer